Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No. 1 to the Registration Statement of GrubHub Inc. (F/K/A GrubHub Seamless Inc.) on Form S-1 (File No. 333-194219) of our report dated February 10, 2014 on the consolidated financial statements of GrubHub Inc. (F/K/A GrubHub Seamless Inc.) and to reference to us under the heading “Experts” in the prospectus.

/s/ Crowe Horwath LLP

Oak Brook, Illinois

March 10, 2014